Exhibit 5.1

May 31, 2006

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, MA 02109

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”) of the offer and sale from time to time of up to 279,348 shares of common stock, $1.00 par value per share (the “Shares”) that the Company is obligated to issue in a transaction exempt from the registration requirements of the Securities Act (the “Private Placement”) to certain shareholders of Anchor Capital Advisors Trust (“ACAT”) and Anchor/Russell Capital Advisors Trust (“ARCAT”) (the “Shareholders”) pursuant to an Agreement and Plan of Merger by and among the Company, Anchor Acquisition LLC, ACAT, ARCAT and the Shareholders, dated as of February 24, 2006 (the “Merger Agreement”). The Shares will be offered and sold by the Shareholders.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to Massachusetts law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and that, upon consummation of the transactions contemplated by the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter

GOODWIN PROCTER LLP